Exhibit 99.1

Contact:     Susannah Robinson

                    Director, Investor Relations

                    617-342-6129

                    susannah_robinson@cabot-corp.com

CABOT ANNOUNCES

FIRST QUARTER 2009 OPERATING RESULTS AND

RESTRUCTURES ITS OPERATIONS

IMMEDIATE AND AGGRESSIVE ACTIONS TO DELIVER SAVINGS IN EXCESS OF

$80 MILLION AND MORE STRONGLY POSITION THE COMPANY FOR THE FUTURE

BOSTON (January 28, 2009)- Cabot Corporation (NYSE: CBT) today announced results for its first quarter of fiscal 2009 and outlined plans for a restructuring of its operations.

Key Highlights

•	Significant volume declines from reduced demand in key markets and customer de-stocking
•	Benefit from lower carbon black raw material costs
•	Solid operating cash flow of $91 million and continued improvement in working capital and liquidity
•	New Business achieved 80% increase in revenues and significantly lowered its costs
•	Aggressive restructuring plan to deliver in excess of $80 million of annual savings

(In millions, except per share amounts)	First Fiscal Quarter
	2009	2008

Net sales	$652	$711

Diluted earnings per share	$0.06	$0.56

Less: Certain items per share	$(0.02)	$0.11

Adjusted earnings per share	$0.08	$0.45

Commenting on the results, Patrick Prevost, Cabot’s President and CEO, stated, “Our results were heavily affected by an unprecedented decline in demand across the tire, automotive and construction industries. These declines are associated with aggressive customer de-stocking and lower underlying demand. Despite the difficult operating environment, our continued focus on cash, working capital and capital expenditures, as well as the benefit of lower carbon black feedstock costs, generated $91 million of operating cash flow during the quarter.”

Restructuring

In response to a significant reduction in global demand, Cabot today announced a restructuring of its operations. Over the course of calendar year 2009, the Company intends to close four of its manufacturing operations and one regional office. In addition, Cabot plans to mothball assets at two sites, implement short worktime at one site and delay the start-up of new capacity in China. The restructuring is expected to result in an approximate $80 million cash charge and non-cash charges of approximately $70 million. A majority of the total costs will be incurred during fiscal 2009. The Company has already instituted hiring, travel and salary freezes, reduced capital spending plans by $50 million from fiscal 2008 levels, eliminated 300 contractor positions, reduced corporate costs and realized significant working capital reductions. This restructuring plan is expected to deliver in excess of $80 million of annual fixed cost savings in fiscal 2010 and result in a reduction of approximately 500 jobs, or 12% of Cabot’s global workforce.

Commenting on the restructuring, Prevost said, “These are difficult decisions affecting our valued employees worldwide. However, these actions are necessary and allow us to respond to the current market conditions while building a more efficient and lower cost manufacturing network. Our commitment to innovation, new technologies and long-term value creation through R&D will not be affected by this restructuring. We will continue to have a broad geographic presence and will actively work with our customers and suppliers through the restructuring phase.”

Financial Detail

Summary of Results- For the first quarter of fiscal 2009, net income was $4 million ($0.06 per diluted common share). Adjusted EPS was $0.08 per diluted common share, which excludes $1 million ($0.02 per diluted common share) of charges from certain items. This compares to first quarter fiscal 2008 net income of $36 million ($0.56 per diluted common share). In that quarter, adjusted EPS was $0.45 per diluted common share, which excluded $7 million ($0.11 per diluted common share) of income from certain items and discontinued operations. Details of the Company’s financial results and certain items are provided in the accompanying tables.

Segment Results

During the first quarter of fiscal 2009, the Company changed its method of allocating corporate costs to its reporting Segments. These costs are now included in the general unallocated expense line of the Summary Results by Segments. For comparison purposes, the Segment results for fiscal 2008 discussed in this earnings release and shown in the accompanying financial tables reflect this change. All Segment results reflect this new methodology.

Core Segment- Rubber Blacks profitability increased by $6 million driven principally by a favorable contract lag, compared to an unfavorable impact in the same period of fiscal 2008. This was partially offset by significantly lower volumes in all regions from lower demand in the tire and automotive industries and customer de-stocking. Volumes declined by 29% globally- North America decreased 22%; South America decreased 40%; the Europe, Middle East, Africa region decreased 29%; Asia Pacific (excluding China) decreased 26%, and China decreased 30%. The time lag of feedstock related pricing adjustments in the Company’s rubber blacks supply contracts benefited results by $22 million in the first quarter of fiscal 2009, while the favorable LIFO impact was $10 million. This is compared to an unfavorable contract lag impact of $9 million and an unfavorable LIFO impact of $6 million in the same period of 2008. Additionally, the Rubber Blacks Business recorded an $11 million unfavorable adjustment in order to reduce inventory values to current market prices.

Results in the Supermetals Business for the first quarter of 2009 were flat compared to the same period of 2008 as higher prices offset lower volumes. Sequentially, profitability increased by $6 million. Higher prices and lower average ore costs more than offset the impact of lower volumes.

Performance Segment- Profitability decreased by $28 million when compared to the first quarter of fiscal 2008. The decline was the result of significantly lower volumes driven by weak demand in the construction, automotive and electronics industries and substantial customer de-stocking. Performance Products and Fumed Metal Oxides first quarter fiscal 2009 volumes dropped by 37% and 30%, respectively, compared to the same period last year. Lower carbon black feedstock costs resulted in a favorable LIFO impact of $10 million during the first quarter of fiscal 2009. This is compared to an unfavorable $2 million impact in the same period of fiscal 2008.

Specialty Fluids Segment- Profit declined by $4 million in the first quarter of fiscal 2009 when compared to an exceptionally strong first quarter of fiscal 2008. As expected, the slowdown in drilling activity in the North Sea led to the decline.

New Business Segment- Revenues improved significantly when compared to the first quarter of fiscal 2008. The combination of the increased revenues and a lower cost platform led to a $13 million improvement in the cash performance of the Segment when compared to the first quarter of fiscal 2008.

Cash Flow- During the first quarter of fiscal 2009, operations generated $91 million of cash, including a $61 million decrease in working capital. The Company ended the quarter with a cash balance of $149 million. Capital expenditures were $32 million in the first quarter of fiscal 2009.

Outlook

Commenting on the outlook for fiscal 2009 and beyond, Prevost said, “In expectation of a weak 2009 across all geographies, we are moving rapidly to address the new economic environment. The business outlook remains uncertain and demand in the second quarter is likely to be weak. We continue to be concerned about the automotive and construction end markets. More recently, the electronics industry has displayed significant weakness, which will affect our Fumed Metal Oxides and Supermetals Business in the coming quarter.

Prevost continued, “Although the operating environment is challenging, our robust cash position gives us significant flexibility. We remain committed to our strategy and continue to invest prudently in our new business opportunities which are poised to improve materially this year. Meeting customer needs is a top priority and we are well positioned to respond during the restructuring and as their demand recovers.”

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on January 29, 2009. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com.

Cabot Corporation, headquartered in Boston, Massachusetts, is a global performance materials company. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The Company’s website is: http://www.cabot-corp.com.

Other Information

Forward-Looking Statements- This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future (including our expectations concerning the amount and timing of the charge to earnings we will record in connection with our restructuring initiative, the annualized fixed cost savings we expect from our restructuring initiative in fiscal 2010, market demand, carbon black raw material costs, financial performance in our Supermetals and Fumed Metal Oxides Businesses and our liquidity position), strategy for growth, market position, and expected financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations.

Use of Non-GAAP Financial Measures- The preceding discussion of our results and the accompanying financial tables report adjusted EPS and also include information on our reportable segment sales and segment (or business) operating profit before taxes (“PBT”). Adjusted EPS and segment PBT are non-GAAP financial measures and are not intended to replace EPS and income (loss) from continuing operations before taxes, equity in net income of affiliated companies and minority interest, respectively, the most directly comparable GAAP financial measures. Both EPS and adjusted EPS are calculated on a diluted share basis. In calculating adjusted EPS and segment PBT, we exclude certain items, meaning items that are significant and unusual or infrequent and not believed to reflect the true underlying business performance, and, therefore, are not allocated to a segment’s results or included in adjusted EPS. Further, in calculating segment PBT we include equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs but exclude interest expense, foreign currency translation gains and losses, interest income and dividend income. Our chief operating decision-maker uses adjusted EPS to evaluate the underlying earnings power of the Company. Segment PBT is used to evaluate changes in the operating results of each segment before non-operating factors and before certain items and to allocate resources to the segments. We believe that these non-GAAP measures also assist our investors in evaluating the changes in our results and the Company’s performance. A reconciliation of adjusted EPS to EPS is shown in the table titled Certain Items and Reconciliation of Adjusted EPS, and a reconciliation of total segment PBT to income (loss) from operations before taxes, equity in net income of affiliated companies and minority interest is shown in the table titled Summary Results by Segments. The certain items that are excluded from our calculation of adjusted EPS and segment PBT are detailed in the table titled Certain Items and Reconciliation of Adjusted EPS.

When explaining the changes in our PBT between periods, we use several terms. The term “fixed costs” means fixed manufacturing costs, including utilities. The term “product mix” refers to the various types and grades, or mix, of products sold by a particular Business or Segment during the period, and the positive or negative impact of that mix on the variable margin and profitability of the Business or Segment. The term “LIFO impact” includes two factors: (i) the impact of current inventory costs being recognized immediately in cost of goods sold (“COGS”) under a last-in-first-out method, compared to the older costs that would have been included in COGS under a first-in-first-out method (“COGS impact”); and (ii) the impact of reductions in inventory quantities, causing historical inventory costs to flow through COGS (“liquidation impact”). The LIFO impacts in the first quarter of Fiscal 2009 are all “COGS impacts”.

First Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2008	2007
Net sales and other operating revenues	$652	$711
Cost of sales	561	594

Gross profit	91	117

Selling and administrative expenses	56	56
Research and technical expenses	18	17

Income from operations	17	44

Other income and expense
Interest and dividend income	1	1
Interest expense	(9)	(9)
Other expense	(9)	(2)

Total other income and expense	(17)	(10)

Income before income taxes, equity in net income of affiliated companies and minority interest	—	34

(Provision) benefit for income taxes	(1)	6
Equity in net income of affiliated companies, net of tax	2	2
Minority interest in net income, net of tax	3	(6)

Net income	$4	$36

Diluted earnings per share of common stock
Net income	$0.06	$0.56
Weighted average common shares outstanding
Diluted	64	64

First Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2008	2007
SALES
Core Segment	$444	$463
Rubber blacks	399	410
Supermetals	45	53
Performance Segment	157	211
Performance products	105	141
Fumed metal oxides	52	70
New Business Segment	18	10
Inkjet colorants	13	8
Aerogel (A)	4	1
Superior MicroPowders	1	1
Specialty Fluids Segment	15	16

Segment sales	634	700
Unallocated and other (A), (B)	18	11

Net sales and other operating revenues	$652	$711

SEGMENT PROFIT
Core Segment	$25	$19
Rubber blacks	22	16
Supermetals	3	3
Performance Segment	3	31
New Business Segment	(3)	(12)
Specialty Fluids Segment	4	8

Total Segment Profit (C)	29	46

Interest expense	(9)	(9)
General unallocated expense (D)	(18)	(1)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)

Income before income taxes, equity in net income of affiliated companies and minority interest	—	34
(Provision) benefit for income taxes	(1)	6
Equity in net income of affiliated companies, net of tax	2	2
Minority interest in net income, net of tax	3	(6)

Net income	4	36

Diluted earnings per share of common stock
Net income	$0.06	$0.56
Weighted average common shares outstanding
Diluted	64	64

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.

(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.
(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)

Beginning in fiscal 2009, certain administrative functions that have historically been allocated to business segments have been reclassified to “General unallocated expense”. Fiscal 2008 has been restated for comparative purposes. General unallocated expense also includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in the Certain Items and Reconciliation of Adjusted EPS table.

First Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	December 31, 2008 (unaudited)	September 30, 2008 (audited)
Current assets:
Cash and cash equivalents	$149	$129
Short-term marketable securities	1	1
Accounts and notes receivable, net of reserve for doubtful accounts of $8 and $5	555	646
Inventories:
Raw materials	204	193
Work in process	53	58
Finished goods	192	246
Other	35	26

Total inventories	484	523
Prepaid expenses and other current assets	49	72
Deferred income taxes	31	30
Assets held for sale	7	7

Total current assets	1,276	1,408

Investments:
Equity affiliates	57	53
Long-term marketable securities and cost investments	1	1

Total investments	58	54

Property, plant and equipment	2,848	2,921
Accumulated depreciation and amortization	(1,803)	(1,839)

Net property, plant and equipment	1,045	1,082

Other assets:
Goodwill	35	34
Intangible assets, net of accumulated amortization of $11 and $11	3	3
Assets held for rent	48	45
Deferred income taxes	179	173
Other assets	77	59

Total other assets	342	314

Total assets	$2,721	$2,858

First Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	December 31, 2008	September 30, 2008
	(unaudited)	(audited)
Current liabilities:
Notes payable to banks	$66	$91
Accounts payable and accrued liabilities	351	426
Income taxes payable	27	38
Deferred income taxes	6	7
Current portion of long-term debt	49	39

Total current liabilities	499	601

Long-term debt	592	586
Deferred income taxes	17	18
Other liabilities	284	294

Minority interest	103	110

Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued: None and none	—	—
Outstanding: None and none
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 65,387,491 and 65,403,100 shares	65	65
Outstanding: 65,268,685 and 65,277,715 shares
Less cost of 118,805 and 125,385 shares of common treasury stock	(4)	(4)
Additional paid-in capital	27	21
Retained earnings	1,135	1,143
Deferred employee benefits	(29)	(30)
Notes receivable for restricted stock	(20)	(21)
Accumulated other comprehensive income	52	75

Total stockholders’ equity	1,226	1,249

Total liabilities and stockholders’ equity	$2,721	$2,858

CABOT CORPORATION

	Fiscal 2008					Fiscal 2009
In millions, except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Core Segment	$463	$511	$537	$553	$2,064	$444
Rubber blacks	410	454	499	505	1,868	399
Supermetals	53	57	38	48	196	45
Performance Segment	211	236	247	237	931	157
Performance products	141	164	175	165	645	105
Fumed metal oxides	70	72	72	72	286	52
New Business Segment	10	14	14	20	58	18
Inkjet colorants	8	11	11	13	43	13
Aerogel (A)	1	2	2	5	10	4
Superior MicroPowders	1	1	1	2	5	1
Specialty Fluids Segment	16	16	17	19	68	15

Segment Sales	700	777	815	829	3,121	634
Unallocated and other (A), (B)	11	9	25	25	70	18

Net sales and other operating revenues	$711	$786	$840	$854	$3,191	$652

Segment Profit
Core Segment	$19	$29	$41	$18	$107	$25
Rubber blacks	16	28	43	21	108	22
Supermetals	3	1	(2)	(3)	(1)	3
Performance Segment	31	32	32	24	119	3
New Business Segment	(12)	(9)	(9)	(5)	(35)	(3)
Specialty Fluids Segment	8	5	5	6	24	4

Total Segment Profit (C)	46	57	69	43	215	29

Interest expense	(9)	(9)	(9)	(10)	(37)	(9)
General unallocated income (expense) (D)	(1)	(23)	(19)	(15)	(58)	(18)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(2)	(8)	(2)

Income before income taxes, equity in net income of affiliated companies and minority interest	34	23	39	16	112	—
Benefit (provision) for income taxes	6	(11)	(8)	(1)	(14)	(1)
Equity in net income of affiliated companies, net of tax	2	2	2	2	8	2
Minority interest in net income, net of tax	(6)	(3)	(6)	(5)	(20)	3

Net income	36	11	27	12	86	4

Diluted earnings per share of common stock
Net income	$0.56	$0.17	$0.43	$0.18	$1.34	$0.06
Weighted average common shares outstanding
Diluted	64	64	63	64	64	64

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.

(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.
(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)

Beginning in fiscal 2009, certain administrative functions that have historically been allocated to business segments have been reclassified to “General unallocated expense”. Fiscal 2008 has been restated for comparative purposes. General unallocated expense also includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in the Certain Items and Reconciliation of Adjusted EPS table.

First Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS

CERTAIN ITEMS:
Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2008	2008	2007	2007
	$	per share(A)	$	per share(A)
Certain items before income taxes
Environmental reserves/settlement	$—	$—	$(1)	$(0.01)
Restructuring initiatives:
- Global	(2)	(0.02)	—	—
- Altona, Australia	—	—	18	0.20
- North America	(1)	(0.01)	(6)	(0.07)
- Europe (B)	1	0.01	(1)	(0.01)

Total certain items	(2)	(0.02)	10	0.11

Tax impact of certain items	1	—	(3)	—

Total certain items, after tax	(1)	(0.02)	7	0.11

Periods ended December 31	Three Months
Dollars in millions (unaudited)	2008	2007
Statement of Operations Line Item
Cost of sales	$(1)	$11
Selling and administrative expenses	(1)	(1)
Research and technical expenses	—	—
Other income and expense	—	—

Total certain items	$(2)	$10

NON-GAAP MEASURE:
Periods ended December 31	Three Months
Dollars in millions, except per share amounts (unaudited)	2008	2007
	per share(A)	per share(A)
Reconciliation of Adjusted EPS to GAAP EPS
Diluted EPS	$0.06	$0.56
Total certain items	(0.02)	0.11

Adjusted EPS	$0.08	$0.45

(A)	Per share amounts are calculated after tax.
(B)	Benefit relates to former carbon black facilities.